As filed with the Securities and Exchange Commission on June 6, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PATTERSON-UTI ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	10713 West Sam Houston Parkway North, Suite 800 Houston, Texas 77064	75-2504748
(State or other jurisdiction of incorporation or organization)	(Address of Principal Executive Offices) (Zip Code)	(IRS Employer Identification No.)

Patterson-UTI Energy, Inc. 2014 Long-Term Incentive Plan

(As Amended and Restated Effective June 29, 2017)

(Full title of plan)

Seth D. Wexler

Senior Vice President, General Counsel and Secretary

Patterson-UTI Energy, Inc.

10713 West Sam Houston Parkway North, Suite 800

Houston, Texas 77064

(281) 765-7100

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.01 par value per share	9,500,000	$10.53	$100,035,000	$12,124.24

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement is deemed to include additional shares of common stock issuable under the terms of the Patterson-UTI Energy, Inc. 2014 Long-Term Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act and based upon the average of the high and low sales prices of a share of common stock of Patterson-UTI Energy, Inc. as reported by the NASDAQ Stock Market on June 5, 2019.

EXPLANATORY NOTE

REGISTRATION OF ADDITIONAL SECURITIES

Patterson-UTI Energy, Inc. (the “Registrant” or the “Company”) is filing this Registration Statement on Form S-8 under the Securities Act to register an additional 9,500,000 shares of its common stock, par value $0.01 per share (such common stock is referred to in this Registration Statement as the “Common Stock”), issuable pursuant to the terms of the Patterson-UTI Energy, Inc. 2014 Long-Term Incentive Plan, as amended and restated (the “Plan”). At the recommendation of the Company’s Board of Directors, the Registrant’s stockholders approved an amendment to the Plan at the annual meeting of stockholders on June 6, 2019, thereby increasing the number of shares available for issuance under the Plan by 9,500,000 shares of Common Stock. The Company incorporates by reference in this Registration Statement its previous registration statements (Nos. 333-195410 and 333-219063) on Form S-8 relating to the Plan, previously filed with the United States Securities and Exchange Commission (the “Commission”) on April 21, 2014 and June 29, 2017 respectively.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents have been filed by the Registrant with the Commission and are incorporated by reference into this Registration Statement and will be deemed to be a part hereof:

(a)	The Registrant’s Annual Report on Form 10-K filed with the Commission on February 13, 2019, for the fiscal year ended December 31, 2018.

(b)	The Registrant’s Quarterly Report on Form 10-Q filed with the Commission on April 29, 2019, for the first quarter ended March 31, 2019.

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on February 12, 2019 and March 26, 2019.

(d)	All other reports filed by the Registrant with the Commission since December 31, 2018, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”).

(e)

The description of the Registrant’s common stock, $0.01 par value per share, contained in the Registrant’s Current Report on Form 8-K, filed with the Commission on June 21, 2005, as such may be amended from time to time.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and all reports on Form 8-K subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company is a Delaware corporation subject to the applicable indemnification provisions of the General Corporation Law of the State of Delaware, which is referred to herein as the “Delaware General Corporation Law.” Under Section 145 of the Delaware General Corporation Law, each director and officer of the Company may be indemnified by the Company against all expenses and liabilities (including attorney’s fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings (other than a proceeding by or in the right of the Company) in which he or she is involved by reason of the fact that he or she is or was a director or officer of the Company if such director or officer acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe that his or her conduct was unlawful. If the legal proceeding, however, is by or in the right of the Company, the director or officer (i) may be indemnified by the Company only for expenses (including attorneys’ fees) but not for judgments, fines or amounts paid in settlements and (ii) may not be indemnified for expenses in respect of any claim, issue or matter as to which he or she shall have been adjudged to be liable to the Company unless a court determines otherwise.

The Company’s Fourth Amended and Restated Bylaws and Restated Certificate of Incorporation both provide for the indemnification of the Company’s directors and officers, to the fullest extent permitted by the Delaware General Corporation Law, for all liability and loss (including attorney’s fees) incurred in defending actions brought against them arising out of the performance of their duties. The Company’s Restated Certificate of Incorporation also contains a provision that eliminates, subject to certain exceptions, to the fullest extent permitted by the Delaware General Corporation Law, the personal liability of each director of the Company to the Company and its stockholders for monetary damages for breaches of fiduciary duty as a director. The Registrant’s Fourth Amended and Restated Bylaws also provide that the Registrant may advance the payment of expenses, upon receipt of an undertaking by or on behalf of such person to repay such amounts if it should be determined ultimately that such person is not entitled to be indemnified under the bylaws or otherwise, and that the indemnification and advancement of expense provisions of the bylaws are nonexclusive. The Registrant maintains director and officer liability insurance covering director and officer indemnification.

The foregoing is only a general summary of certain aspects of Delaware law and the Company’s Restated Certificate of Incorporation and Fourth Amended and Restated Bylaws dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the Delaware General Corporation Law and the Company’s Restated Certificate of Incorporation and Fourth Amended and Restated Bylaws.

The Company has entered into indemnification agreements with its directors and executive officers, and intends to enter into indemnification agreements with any new directors and executive officers in the future. Pursuant to such agreements, the Company will, to the extent permitted by applicable law, indemnify such persons against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were directors or officers of the Company or assumed certain responsibilities at the direction of the Company. These indemnification agreements provide for the creation of a trust account in the event of a “change in control” (as defined in the indemnification agreements), funded in an amount sufficient to reasonably satisfy any and all expenses incurred by a director or executive officer in connection with investigating, preparing for, participating in, and/or defending any proceeding relating to any Indemnifiable Event (as defined in the indemnification agreements). The trustee of such trust account is to be selected by the director or executive officer receiving the indemnity under the indemnification agreements. The preceding discussion of the Company’s indemnification agreements is not intended to be exhaustive and is qualified in its entirety by reference to such indemnification agreements.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1

Restated Certificate of Incorporation (filed August 9, 2004 as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004 and incorporated herein by reference).

4.2

Certificate of Amendment to Restated Certificate of Incorporation (filed August 9, 2004 as Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004 and incorporated herein by reference).

4.3

Certificate of Elimination with respect to Series A Participating Preferred Stock (filed October 27, 2011 as Exhibit 3.1 to the Company’s Current Report on Form 8-K and incorporated herein by reference).

4.4

Certificate of Amendment to Restated Certificate of Incorporation (filed July 30, 2018 as Exhibit 3.4 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018 and incorporated herein by reference).

4.5	Fourth Amended and Restated Bylaws, effective February 6, 2019 (filed February 12, 2019 as Exhibit 3.1 to the Company’s Current Report on Form 8-K and incorporated herein by reference).

4.6	Patterson-UTI Energy, Inc. 2014 Long-Term Incentive Plan, as amended and restated (filed April 12, 2019 as Annex A to the Company’s Definitive Proxy Statement on Schedule 14A).

5.1*	Opinion of Baker Botts L.L.P.

23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for Patterson-UTI Energy, Inc.

23.2	Consent of Baker Botts L.L.P. (contained in Exhibit 5.1 hereto).

24.1	Powers of Attorney (included on signature pages to this Registration Statement).

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 6, 2019.

Patterson-UTI Energy, Inc.

By:	/s/ William Andrew Hendricks, Jr.
William Andrew Hendricks, Jr.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William Andrew Hendricks, Jr. and C. Andrew Smith, or any of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign this Registration Statement and any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated and on June 6, 2019.

Signature	Title

/s/ Mark S. Siegel Mark S. Siegel	Chairman of the Board

/s/ William Andrew Hendricks, Jr. William Andrew Hendricks, Jr. (Principal Executive Officer)	President, Chief Executive Officer and Director

/s/ C. Andrew Smith C. Andrew Smith (Principal Financial and Accounting Officer)	Executive Vice President and Chief Financial Officer

/s/ Charles O. Buckner Charles O. Buckner	Director

/s/ Tiffany (TJ) Thom Cepak Tiffany (TJ) Thom Cepak	Director

/s/ Michael W. Conlon Michael W. Conlon	Director
/s/ Curtis W. Huff Curtis W. Huff	Director

/s/ Terry H. Hunt Terry H. Hunt	Director

/s/ Janeen S. Judah Janeen S. Judah	Director